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                                                                   EXHIBIT 23.3

                           CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Apartment Investment and Management Company's Registration Statement (Form S-8) pertaining to the Apartment Investment and Management Company 401(k) Retirement Plan of our report dated February 13, 1998, except for Note 20, as to which the date is March 19, 1998, with respect to the consolidated financial statements of Insignia Financial Group, Inc. for the year ended December 31, 1997 included as exhibit 99.2 in Apartment Investment and Management Company's Current Report on Form 8-K dated March 17, 1998 (and Amendment No.1 thereto filed April 3, 1998 and Amendment No. 2 thereto filed June 22, 1998), filed with the Securities and Exchange Commission.

                                          /s/   ERNST & YOUNG LLP


Greenville, South Carolina
June 22, 1998